AMENDMENT #1 TO
INTELLECTUAL PROPERTY AGREEMENT

        THIS AMENDMENT #1 TO INTELLECTUAL PROPERTY AGREEMENT (this “Amendment”) is made this day 10th of December, 2003 (“Effective Date”), by and between RUBY TUESDAY, INC., a Georgia corporation (“Parent”), RTBDI, INC., a Delaware corporation, successor by merger to RUBY TUESDAY BUSINESS DEVELOPMENT, INC. (“RTBDI”), a wholly owned subsidiary of Parent, and SPECIALTY RESTAURANT GROUP, LLC, a Delaware limited liability company (“Acquiror”).

        WHEREAS, Parent, RTBDI, and Acquiror are parties to that certain Intellectual Property Agreement dated November 20, 2000 (the “Agreement”);

        WHEREAS, Acquiror owns the United States trademark and service mark registrations listed in Exhibit Aattached hereto;

        WHEREAS, pursuant to the Agreement, Parent retained or was granted certain rights with respect to the Tia’s Marks;

        WHEREAS, Acquiror and Tia’s Restaurant, Inc., a Delaware corporation (“TRI”) are parties to that certain Asset Purchase Agreement, dated as of October 10, 2003 (“APA);

        WHEREAS, in connection with the consummation of the APA, Parent has agreed, for good and valuable consideration, to convey or reconvey certain of said intellectual property rights to Acquiror; and

        NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and undertakings below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	Definitions.

Capitalized terms not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

2.	Assignments and Licenses of Rights.

(a)	Assignment of Rights in Tia’s Marks in the United States Territories and in Every Other Country or Jurisdiction in the World. On or before the closing of the transaction described in the APA (the “Closing”), Parent, RTBDI and Acquiror shall execute and deliver a trademark assignment agreement in the form of Exhibit B attached hereto, pursuant to which Parent and RTBDI shall assign to Acquiror whatever rights Parent and RTBDI have in the Tia’s Marks in the United States Territories and in every other country or jurisdiction in the world, and in all the goodwill appurtenant thereto.

(b)	Exclusive License of Certain Other Intellectual Property Rights by Parent and RTBDI. As of the date of the Closing, each of Parent and RTBDI shall be deemed to have granted to Acquiror and Acquiror shall be deemed to have accepted an exclusive, royalty-free, paid-up, irrevocable and perpetual (subject to the terms expressly set forth herein), worldwide and, subject only to the conditions described below, freely transferable license (the “License”) to Parent’s and RTBDI’s copyrights, trade secrets, trade dress and other statutory and common law intellectual property rights (other than the rights conveyed in Section 2(a) above) in the distinctive exterior and interior designs, décors, color schemes and furnishings, special recipes and menu items, and advertising and promotional programs in or used by Parent’s or its Affiliates’ Tia’s restaurants owned by Parent as of November 20, 2000, if any (the “Tia’s Other Intellectual Property Rights”) for use by Acquiror, and under sublicense by its Affiliates, in the Fifty United States, the United States Territories and in every other country or jurisdiction in the world, and solely in the manner in which such rights were exercised by Parent and its Affiliates as of November 20, 2000; provided, however, that Acquiror may create derivative works of any or all of the materials and information embodying these Tia’s Other Intellectual Property Rights for use in the United States Territories and in every other country or jurisdiction in the world, in the same or similar manner that such materials and information were used as of November 20, 2000. The License shall operate to preclude RTBDI, Parent, its Affiliates, the Franchisees, and any third parties claiming a license from Parent or RTBDI, from using such materials and information embodying these Tia’s Other Intellectual Property Rights, except to the extent the same were used by Parent or RTBDI in connection with its or their operation of other restaurant concepts as of November 20, 2000.

The License includes the right for Acquiror to (i) bring suit in its own name or, if required by law, jointly with Parent and/or RTBDI, as applicable, at its own expense and on its own behalf, for any infringement or unfair use of the Tia’s Other Intellectual Property Rights by third parties in the United States, the United States Territories and in every other country or jurisdiction in the world; (ii) in any such suit, to enjoin infringement and collect for its use, damages, profits and awards of whatever nature recoverable for such infringement or use; and (iii) to settle any claim or suit for infringement or unfair use of any Tia’s Other Intellectual Property Rights by granting the infringing party a sublicense hereunder consistent with the terms of this Agreement upon Parent’s or RTBDI’s prior written consent, as applicable.

The License is transferable subject to the following: (1) Acquiror or the current holder of the License, as the case may be (“Holder”) shall provide to Parent prior written notice of any assignment, transfer, sublicense or other conveyance of any interest in or with respect to the License which shall include the name of the assignee, transferee, sublicensee, or other party, and a reasonable description of the use such party intends to make of the License; (2) such other party shall expressly assume the obligations of Holder under the License pursuant to a writing in a form reasonably satisfactory to Parent; and (3) Holder shall not be in material default of its duties and obligations hereunder. Parent and RTBDI hereby acknowledge receipt of sufficient notice from Acquiror in satisfaction of this paragraph with respect to the assignment of the License by Acquiror to TRI.

The License shall be perpetual and irrevocable subject only to Parent’s and/or RTBDI’s right to terminate the License in the event of a material breach by Holder of its duties and obligations under the License, which breach is not cured by Holder within the cure period provided below. In the event of such a breach, Parent or RTBDI must give written notice thereof to Holder, which notice shall reasonably describe the nature of the alleged material breach. Holder shall have a period of thirty (30) days from its receipt of such written notice to cure such alleged breach, to the extent curable. In the absence of such cure, Parent or RTBDI may terminate the License upon written notice to Holder. For purposes of this Agreement, “material breach” shall mean a breach by Holder of its obligations under the License that relates to an item or items comprising a portion of the Tia’s Other Intellectual Property Rights, which item or items are utilized by Parent or RTBDI (or an Affiliate or franchisee/licensee thereof in its business operations), to the extent such breach could reasonably be expected to cause damages (actual or to goodwill/reputation) to Parent or RTBDI which are not immaterial.

If requested by Acquiror pursuant to Acquiror’s reasonable interpretation of pertinent law, Parent and/or RTBDI, as applicable, will join as a party plaintiff in any such suit for enforcement of any Tia’s Other Intellectual Property Right against an infringement or unfair use subject to Acquiror’s reimbursement of the reasonable costs of such participation. In any event, amounts recovered in any such suit, or by way of settlement thereof, shall be for Acquiror’s sole use and benefit.

Acquiror shall protect the confidential information and trade secrets of Parent and RTBDI licensed hereunder in the same manner and to the same extent as it protects similar information of its own (but must in any event use reasonable care for the protection of such information), and it must not use, reproduce, distribute or disclose any such information to anyone other than its employees, agents, independent contractors, assignees, sub-licensees and successors-in-interest of Acquiror and/or TRI who have a specific need to know such information, who have been informed of the confidential nature of such information and advised to treat such information as confidential. These confidentiality obligations will survive the termination of this Amendment for three (3) years and, with respect to trade secret information, will continue to survive thereafter for so long as such information remains entitled to trade secret protection under applicable law.

3.	Concurrent Use Registrations for the Tia’s Marks by RTBDI.

(a)	Concurrent Use Registrations for the Tia’s Marks. Notwithstanding the terms of Section 3(a) of the Agreement or the Trademark Assignment Agreement, RTBDI may not file concurrent use applications in the U.S. Patent and Trademark Office for concurrent registration of the Tia’s Marks.

(b)	Concurrent Registrations for Subsequent Marks. Notwithstanding the terms of Section 3(b) of the Agreement, Acquiror need not limit its registrations of any and all future stylized versions and other variations of the Tia’s Marks and any substitute and successor marks thereto (collectively the “Subsequent Tia’s Marks”) to use solely in the Fifty United States.

4.         Prohibitions on the Parties’ Respective Use and Assertion of the Tia’s Marks and Subsequent Tia’s Marks. Beginning as of the Closing and continuing for so long as the License remains in effect and Acquiror, TRI or their respective assignees, sub-licensees or successors-in-interest remain in the casual dining restaurant business, neither Parent, RTBDI, the Affiliates nor the Franchisees: (i) shall use the Tia’s Marks or the Subsequent Tia’s Marks or license the use of such marks; (ii) shall file any federal or state trademark or service mark applications for or with respect to the Tia’s Marks or the Subsequent Tia’s Marks; (iii) shall assert any trademark or service mark right or other similar intellectual property right against Acquiror for or with respect to the Tia’s Marks or the Subsequent Tia’s Marks; or (iv) shall oppose, object to or otherwise interfere with any state registration of the Tia’s Marks or the Subsequent Tia’s Marks by Acquiror.

5.        Acknowledgement of Rights. RTBDI, Parent and its Affiliates acknowledge and agree that, after the Closing, Acquiror will (i) own all right, title and interest, as between the parties hereto, in and to the Tia’s Marks and the Subsequent Tia’s Marks and (ii) hold the exclusive license to the Tia’s Other Intellectual Property Rights in the Fifty United States, in the United States Territories and in all other countries and jurisdictions of the world.

6.        Warranties/Disclaimers. Parent and RTBDI represent and warrant that, as of the date hereof it has not used, and between the date hereof and the Closing it shall not use, (i) any Tia’s Mark, (ii) any Subsequent Tia’s Mark, or (iii) any Tia’s Other Intellectual Property Right outside the Fifty United States (except to the extent such Tia’s Other Intellectual Property Rights are currently, or may be in the future, used in Ruby Tuesday restaurants). Neither Parent nor RTBDI has filed, nor will Parent or RTBDI file, an application for registration of, otherwise obtained or obtain any trademark or service mark registration, or claimed or claim any copyright rights with respect to, any Tia’s Mark, Subsequent Tia’s Mark or Tia’s Other Intellectual Property.

Except as expressly provided above in this Section 6, the assignments and licenses made by the parties herein are made “AS IS” without any representation or warranty of any kind, including without limitation any implied warranties of merchantability, fitness for a particular purpose, or noninfringement.

7.                 Further Assurances. The parties shall execute any further documents reasonably required by the other party to effect, record and perfect their respective rights hereunder and shall otherwise reasonably cooperate with the other party to facilitate the transfer and recognition of rights and goodwill contemplated hereby.

8.         Independent Parties. Each party to this Amendment is an independent contractor and not an agent of the other party. Nothing in this Amendment shall be construed as creating a joint venture or agency relationship between the parties. Each party will be solely responsible for the costs and expenses it incurs as a result of its performance of obligations or exercise of its rights under this Amendment.

            IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Amendment as of the date first written above.

Parent:
Ruby Tuesday, Inc.
By: /s/Marguerite N. Duffy Name: Marguerite N. Duffy Its: Senior Vice President

RTBDI:
RTBDI, Inc.
By: /s/Daniel T. Cronk Name: Daniel T. Cronk Its: Vice President

Acquiror:
Specialty Restaurant Group, LLC
By: /s/James H. CarMichael Name: James H. Carmichael Its: President & CEO

EXHIBIT A

Registered Marks

Tia's Marks	U.S. Registration
LEAN A COCINA	2252600
MARGARI TIA'S	2545516
THE REAL TASTE OF TEX MEX	2176451
TIA'S	1868777
TIA'S (STYLIZED)	1728389
TOR TIA WRAPPERS	2212233
THE FRESH STUFF	1924241

Exhibit B

TRADEMARK ASSIGNMENT AGREEMENT

        THIS TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement”) is executed and delivered as of the 10th day of December, 2003 (the “Assignment Date”), by and between Ruby Tuesday, Inc., a Georgia corporation having its principal place of business at 150 West Church Avenue, Maryville, Tennessee 37801 (“Parent”), RTBDI, Inc., a Delaware corporation having its principal place of business at 150 West Church Avenue, Maryville, Tennessee 37801, (“RTBDI”), and Specialty Restaurant Group, LLC, a Delaware limited liability company having its principal place of business at 150 West Church Avenue, Maryville, Tennessee 37801, (“Acquiror”).

        WHEREAS, Parent and RTBDI wish to transfer and assign certain rights, title and interest in and to the trademarks and service marks listed on Schedule I attached hereto to the extent not transferred and assigned pursuant to that certain Trademark Assignment Agreement dated as of November 20, 2000 among the parties (the “Prior Assignment”), together with all goodwill pertaining thereto, and the parties wish to evidence this transfer of rights by this instrument of assignment;

        NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and RTBDI hereby irrevocably sell, assign and transfer to Acquiror, and Acquiror hereby accepts, Parent’s and RTBDI’s right, title and interest, to the extent not previously sold, assigned and transferred pursuant to the Prior Assignment, in and to:

                      (i)                       the trade names, trademarks and service marks, together with all the goodwill appurtenant thereto listed on Schedule I, along with any priorities or rights resulting therefrom (collectively, the “TIA’S Marks”); and

                      (ii)                       any and all rights and causes of action to recover past, present, or future damages, royalties, fees, profits, or other relief, including equitable or injunctive relief, arising from infringement of the TIA’S Marks and to which Parent or RTBDI is or would have been entitled had the assignment not been made.

Each of the TIA’S Marks is to be held and enjoyed by Acquiror for the exclusive use and benefit of Acquiror and Acquiror’s representatives, successors, and assigns, as fully and entirely as the same would be held and enjoyed by Parent or RTBDI had this assignment not been made.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, sealed and delivered as of the Assignment Date.

RTBDI, Inc.	Specialty Restaurant Group, LLC
/s/Daniel T. Cronk [Seal] Daniel T. Cronk Vice President	/s/James H. CarMichael[Seal] James H. CarMichael President &CEO

-page 1-

Sworn to and subscribed	Sworn to and subscribed
before me this 8th day	before me this 9th day
of December , 2003	of December , 2003.
/s/Donna N. Carouthers	/s/Brian D. Blind
Notary Public	Notary Public
My Commission Expires:	My Commission Expires:
3/11/2007	5/31/04
Exact Date of Execution	Exact Date of Execution
By Notary Public:	By Notary Public:
[AFFIX NOTARIAL SEAL]	[AFFIX NOTARIAL SEAL]

Ruby Tuesday, Inc.
/s/Marguerite N. Duffy[Seal] Marguerite N. Duffy Senior Vice President

Sworn to and subscribed
before me this 8th day
of December , 2003.
/s/Donna N. Carouthers
Notary Public
My Commission Expires:
3/11/2007
Exact Date of Execution
By Notary Public:
[AFFIX NOTARIAL SEAL]

-page 2-

SCHEDULE I
TIA'S MARKS

Tia's Marks	U.S. Registration
LEAN A COCINA	2252600
MARGARI TIA'S	2545516
THE REAL TASTE OF TEX MEX	2176451
TIA'S	1868777
TIA'S (STYLIZED)	1728389
TOR TIA WRAPPERS	2212233
THE FRESH STUFF	1924241